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FOR:              THE SPORTSMAN'S GUIDE
                  411 Farwell Avenue
                  South Saint Paul, Minn.  55075
                  NASDAQ NMS: SGDE

CONTACT:          William P. Bartkowski                    FOR IMMEDIATE RELEASE
                  612-344-1012


      THE SPORTSMAN'S GUIDE UPDATES 2003 Q1 GUIDANCE; SETS CONFERENCE CALL

SOUTH ST. PAUL, MINN. (4/16/03) - The Sportsman's Guide, Inc. (NASDAQ NMS: SGDE) today announced that the Company expects to report total sales of approximately $44 million and earnings per share of $0.18 to $0.19 for its first quarter ended March 31, 2003. This would compare to first quarter 2002 results of $41.5 million in sales and earnings of $0.16 per share. The anticipated results will be in line with consensus First Call(R) estimates with respect to sales and on the upper end of the $0.17 to $0.18 earnings per share estimates. The Company plans to report its final results at 7:30 a.m. CDT on Tuesday, April 29, 2003.

         Gregory R. Binkley, President and Chief Executive Officer of the Company, stated, "We will report a strong first quarter. The results are due in large part to lower SG&A and higher levels of Internet-related sales, which will be approximately 34% of total sales for the quarter, compared to 27% in the first quarter of 2002."

         The Company also announced that it will hold a conference call on Tuesday, April 29, 2003 to discuss the results of the first quarter. Gregory R. Binkley, President and Chief Executive Officer, and Charles B. Lingen, Executive Vice President and Chief Financial Officer, will be present on the call to provide commentary and to take questions. The call will be begin at 10:30 am, CDT. Participants may access the call by dialing 1-800-209-8032. The call may also be accessed via the Internet at www.SportsmansGuideIR.com. A replay of the call will also be available until May 9, 2003 by dialing 800-642-1687 and entering reservation #848455.

         The Sportsman's Guide offers value-priced outdoor gear and general merchandise, with a special emphasis on outdoor clothing, equipment and footwear, through direct mail catalogs and two Internet sites. The Company's websites include www.sportsmansguide.com and www.bargainoutfitters.com.

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This release contains forward looking statements which are subject to change based on various important factors, including but not limited to general economic conditions, a changing market environment for the Company's products and the market acceptance of the Company's catalogs.